Exhibit 21.1

HOMESTOLIFE LTD

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
HomesToLife International Pte. Ltd.	Singapore
HomesToLife Pte. Ltd.	Singapore